Press Release                            405 Lancaster Avenue
                                   Greer, South Carolina 29650
                                                (864) 879-1000


Contact:  Fred T. Grant, Jr.            For Immediate Release
          Senior Vice President - Finance    December 17, 2003


                RYAN'S FAMILY STEAK HOUSES, INC.
               ANNOUNCES THE PLANNED PHASE-OUT OF
               ITS FLORIDA FRANCHISE RELATIONSHIP


   GREER, SOUTH CAROLINA - - Ryan's Family Steak Houses, Inc. (NASDAQ:RYAN; together with its subsidiaries referred to hereafter as "Ryan's") today announced that Ryan's and its sole franchisee, Family Steak Houses of Florida, Inc. (NASDAQ:RYFL; referred to hereafter as "FSH"), have mutually agreed to amend their franchise agreement so that (1) over the next 18 months, FSH will either sell, close or convert to a non-affiliated brand its current 18 Ryan's Family Steakhouse restaurants and (2) the existing franchise relationship will be terminated by no later than June 30, 2005. Ryan's will continue to receive royalty fees on those restaurants operated as a Ryan's Family Steakhouse through the termination date of the franchise agreement.

   Commenting on the amendment, Charlie Way, President and CEO of Ryan's, said, "FSH has been a Ryan's franchisee since 1987. This amendment represents an orderly and mutually beneficial phase-out of this relationship, and we wish their management the best as they continue on their own as a separate and independent brand.

   "We are also excited about the opportunity to grow our Company-owned Ryan's restaurants in Florida. We already operate restaurants in Florida's Panhandle region, so we know that people in the state really appreciate good food at reasonable prices. We are looking for sites in Florida for potential Ryan's and plan to accelerate our restaurant development there in the near future."

   Forward-Looking Information: In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that the statements in this press release that are forward-looking involve risks and uncertainties that may impact the Company's actual results of operations. For a more thorough discussion of these risks, uncertainties and other factors, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2003.